Exhibit 10.1

AMendment to EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of June 19, 2023 (this “Amendment”) to the employment agreement dated as of January 5, 2021 (“Employment Agreement”), by and between HERITAGE INSURANCE HOLDINGS, INC., a Delaware corporation (the “Company”), and Ernie Garateix, an individual (“Executive”).

RECITALS:

WHEREAS, the Company is a publicly-traded company engaged in the insurance and financial services industry;

WHEREAS, the Executive is currently employed by the Company and is party to the Employment Agreement, which the Company has determined to amend with this Amendment; and

WHEREAS, each party desires the Executive to continue to provide his services to and be employed by the Company following the date of this Amendment on the revised terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

I.
Amendment to Employment Agreement.
A.
Section II.2 of the Employment Agreement is amended and restated in its entirety to read as follows:

“2. Cash Incentive Plan. The Executive shall participate in the same cash incentive plan as the Company makes available to other executive employees of the Company which provides for certain annual cash incentives based on Company and individual performance criteria as determined by the Board or Compensation Committee of the Board (the “Compensation Committee”) from time to time. Any such cash incentive shall be paid at such times and in such amounts to be established by the Board or Compensation Committee from time to time. Beginning with calendar year 2023 and continuing throughout the Employment Term, the annual target cash incentive will be set at $1,000,000, with the ultimate potential annual cash incentive earned ranging from a threshold amount of $500,000 and a maximum of $1,500,000, with pro rata amounts earned between threshold and maximum. The Executive has no particular right to receive a cash incentive, and the Executive shall receive only such cash incentive, if any, as the Board may in its sole discretion determine in accordance with the performance criteria set by the Board or Compensation Committee as part of the cash incentive plan. Target incentives do not constitute a promise of payment. Executive’s actual cash incentive, if any, will depend on Company financial performance and the Board’s or Compensation Committee’s assessment of Executive’s individual performance.”

B.
Section II.3 of the Employment Agreement is amended and restated in its entirety to read as follows:

“3. Equity Awards. Pursuant and subject to the terms and conditions of the Company’s 2023 Omnibus Incentive Plan or any other equity incentive plan approved and adopted by the Board (the “Equity Plan”), as well as any agreements or award notices contemplated by the Equity Plan, the Executive shall be entitled to the following equity awards:

a.
During the Term of Employment, Executive shall be eligible to participate in the Company’s long-term incentive plan, under which the Executive may be entitled to equity awards in

Exhibit 10.1

the form of restricted stock (including time-based and performance-based restricted stock), restricted stock units (including time-based and performance-based restricted stock units), stock options and/or other forms of equity awards permitted under the Equity Plan (collectively, “Equity Awards”), as determined in the sole discretion of the Board or the Compensation Committee, as follows:
1)
Executive shall be entitled to an annual time-based Equity Award with a value equal to $500,000 on the award date, which award will vest in three equal annual installments, beginning with December 21st of the year the award was made; and
2)
Executive shall be entitled to an annual performance-based Equity Award with a target value equal to $500,000 with the ultimate potential performance-based restricted stock earned ranging from a threshold amount of $250,000 to a maximum amount of $1,000,000. Pro rata amounts may be earned between threshold and maximum with performance measured over a set number of consecutive calendar years, beginning with the award year, and based on the performance criteria and vesting terms set by the Board or Compensation Committee. All Equity Awards shall be evidenced by an award agreement setting forth the terms and conditions of the applicable Equity Award.”
C.
Section II.4 of the Employment Agreement is amended and restated in its entirety to read as follows:

“4. [Reserved].”

II.
No Severance. The Company and the Executive agree that this Amendment does not constitute a “termination” or grounds for “Good Reason” pursuant to the Employment Agreement, or otherwise constitute any trigger for the Company’s payment of any severance payments or benefits to Executive pursuant to the Employment Agreement.
III.
Acknowledgment. The Executive confirms that he has read this Amendment, understands the terms thereof and has had sufficient opportunity to obtain independent legal advice.
IV.
No Other Modification. Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement along with this Amendment, set forth the entire understanding between the Company and the Executive with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.
V.
Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The signatures to this Amendment need not all be on a single copy of this Amendment, and may be electronic signatures (e.g., DocuSign) or copies on portable document format (.pdf) rather than originals, and in each case shall be fully effective as though all signatures were originals on the same copy.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

COMPANY:

HERITAGE INSURANCE HOLDINGS, INC.

By: /s/ KIRK LUSK

Name: Kirk Lusk

Title: Chief Financial Officer

EXECUTIVE:

/s/ ERNIE GARATEIX

Ernie Garateix